Exhibit 4.5

Consideration & Approval

VEDANTA RESOURCES PLC

REMUNERATION COMMITEE MEETING

3rd November, 2015

Proposal 1 : Performance Share Plan 2015

Long Term Incentive Plan is a conditional share plan for rewarding performance on pre-determined performance criteria and continued employment with the Company. The pre-determined performance criteria shall focus on rewarding based on the company performance vis-à-vis competition. This document highlights the proposed scheme structure along with salient features of the plan for the consideration of the Nomination and Remuneration Committee (NRC) and the Board of Vedanta Resources Plc.

In line with the Remuneration policy submitted earlier to the Remco, we propose Long term Incentive Plan (“LTIP”) for our employees. This is Vedanta’s stock option scheme linked to company’s stock listed on the LSE.

Scheme Details:

Coverage of Plan

•	The Plan will cover the group level executives having responsibility at Exco level which includes Executive Directors and Group Exco Members.

•	Employees of Vedanta Limited, Konkola Copper Mines and Zinc International shall be covered under this scheme. These employees shall be selected basis performance and potential rating provided by the business

•	Cairn India Ltd. employees shall be excluded from this program and shall participate in a separate scheme created for Cairn India Limited

Performance Period

The performance period will be 36 months from the date of grant. The options shall vest on completion of the performance period subject to achievement of performance condition.

Performance Condition

Performance conditions are proposed for the scheme:

Relative Total Shareholder Return (RTSR): It is proposed to have the Group’s relative Total Shareholder Return (“TSR”) performance against the peer group of resource companies and continued employment with the Group as conditions of performance

The vesting of LTIP options will be dependent on the Company’s performance - measured in terms of Total Shareholder Return (‘TSR’) (being the movement in a company’s share price plus reinvested dividends), compared over the performance period with the performance of the companies in Comparator Group. The extent to which an award vests will depend on the Company’s TSR rank against a group of peer companies (“Adapted Comparator Group”) at the end of the performance period

LTIP scheme for Executive Directors / Remco / Vedanta / November, 2015	Page 1

Comparator Group

The Comparator Group comprises of companies in FTSE Worldwide Mining Index and also select companies in similar business operations and /or similar sector index.

Group 1	Alcoa	Anglo American	Antofagasta	BHP Billiton	Boliden
	Dragon Oil	First Quantum	Glencore Xstrata	Grupo Mexico	Hindalco Industries
	*Freeport McMoRan	Petrofac	Rio Tinto	Tullow Oil	Vale
Group 2	Reliance Industries Ltd.	NMDC Ltd	Coal India Ltd	National Aluminium Co Ltd	ONGC
	Ultratech Cement Limited	Vedanta Limited

*	Note: Change in Comparator Group:

•	OZ Minerals removed from the list

•	Few other companies have been added to the Comparator Group: Freeport McMoRan, Reliance Industries Ltd., NMDC Ltd., Coal India Ltd., National Aluminium Co. Ltd., ONGC., Ultratech Cement Limited. and Vedanta Limited

Vesting Schedule

The percentage of the Shares comprised in the award that vest depends on the Company’s TSR relative to the companies in the Comparator Group on the basis of a ratio of 75:25 weightage as indicated below:

Group 1 – 75% weightage

Rank	Percentage of share that vest
1	100%
2	100%
3	100%
4	90%
5	75%
6	60%
7	45%
8	30%
9	Nil
10	Nil
11	Nil
12	Nil
13	Nil
14	Nil
15	Nil
16	Nil

Group 2 - 25% weightage

Rank	% of Shares That Vest
1	100%
2	75%
3	50%
4	30%
5 to 7	0%

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Grant Quantum:

a.	All selected employees shall be divided in four categories basis performance and potential rating provided by the business. The grant quantum for each of these four categories shall be determined as percentage of average fixed pay in each grade.

Category	I	II	III	IV
EDs	50% ~ 150% of Base / Fixed Pay
Exco	50% ~ 100% of Base / Fixed Pay
Grade P & Below	100%	75%	60%	40%
Percentages represent percentage of fixed compensation

Assumption for arriving at the Grid for Granting PSP 2015 Awards:

S.N	Items	PSP 2015	PSP 2014
1	Share Price (FMV) considered:	GBP 5.78	GBP 10
2	Currency Conversion	GBP 1 = INR 100	GBP 1 = INR 100
3	Grant Quantum Percentage of Base / Fixed Pay - EDs	50% ~ 150%	150%
4	Grant Quantum Percentage of Base / Fixed Pay - Exco	50% ~ 100%	100% ~ 150%
5	Grant Quantum Percentage of Grade Average Base / Fixed Pay - Grade P & Below	100% - 75% - 60% - 40%	150% - 125% - 100% - 75%

b.	The number of options granted shall have both performance based and tenure based vesting component. The percentage of performance and tenure based grant shall vary by the management level. The proposed bifurcation is as under:

Grade	Performance	Tenure
EDs and Exco	100%	—
Non Ex Co- P, M1,M2	80%	20%
M3-M4	60%	40%
M5-M7	40%	60%

Holding period

In line with the revised Remuneration policy, the exercised shares for EDs and Exco members are subject to a holding period of two years from the date of vesting.

We recommend for a prior approval of 100,000 options in order to grant the same for new recruits during the year. Current dilution level is 4.25 & with this scheme in place the dilution will go up to 6.19.

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